Exhibit 3.1

THIRD ARTICLES OF AMENDMENT TO
THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF
CANTOR FITZGERALD INCOME TRUST, INC.

Cantor Fitzgerald Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 11.3 of Article XI in its entirety and substituting in lieu thereof a new Section 11.3 of Article XI as follows:

Section 11.3 Voting Limitations on Shares Held by the Advisor, Directors and Affiliates. With respect to Shares owned by the Advisor, any Director or any of their Affiliates or any Affiliate of the Corporation, neither the Advisor, nor such Director, nor such Affiliate may vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor, such Director or such Affiliate or any transaction between the Corporation and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Advisor, any Director and any of their Affiliates or the Affiliate of the Corporation may not vote or consent, any Shares owned by any of them shall not be included.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Third Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer and Treasurer on this 28th day of December, 2023.

ATTEST: CANTOR FITZGERALD INCOME TRUST, INC.

/s/ Paul M. Pion____________ /s/ Christopher A. Milner__________ (SEAL)

Name: Paul M. Pion Name: Christopher A. Milner

Title: Chief Financial Officer and Treasurer Title: President